UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2014 (July 14, 2014)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 14, 2014, the registrant, through its wholly-owned Swiss subsidiary, Mymetics SA ("Mymetics") entered into a Master Services Agreement ("MSA") with Imugene Limited, an Australian company ("Imugene"), under which Mymetics will be the exclusive producer of Imugene's HER2/neu cancer vaccine product (the "Cancer Vaccine Product"), based on the peptides they will supply Mymetics.  Imugene intends to use the Cancer Vaccine Product in a combined Phase I and Phase II trial in the Eastern European Union.  Under the terms of the MSA Mymetics shall receive as compensation an option to acquire 2.5 million shares of Imugene common stock at an exercise price of AUD 0.025, milestone payments of up to CHF 2.5 million and royalties on net sales of the Cancer Vaccine Product worldwide.  Mymetics can terminate the MSA at any time for convenience but Imugene can terminate the MSA only after the Phase II clinical trial for convenience.  Termination after the Phase II clinical trial will reduce certain milestone payments to Mymetics under the MSA.

The foregoing description of the MSA does not purport to be complete and is qualified in its entirety by reference to the MSA which is filed as exhibit 10.1 to this Current Report on Form 8-K.

The registrant issued a press release announcing the MSA, a copy of which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Master Services Agreement dated July 14, 2014 between Imugene Limited and Mymetics Corporation*

99.1	Press Release dated July 16, 2014

**Portions of this exhibit 10.1 have been omitted and separately filed with the SEC with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 16, 2014	MYMETICS CORPORATION

	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer